[Stereotaxis logo]

Contacts:

Stereotaxis, Inc. 314-678-6105 Jim Stolze, Chief Financial Officer jstolze@stereotaxis.com	Noonan Russo 212-845-4242 Ben Carmichael (investors) bejamin.carmichael@eurorscg.com

STEREOTAXIS ANNOUNCES RECORD FOURTH QUARTER AND
FISCAL 2006 FINANCIAL RESULTS

Appoints Michael P. Kaminski President and Chief Operating Officer

Management to Host Conference Call Today At 8:30 AM Eastern Standard Time

ST. LOUIS, MO, Feb. 21, 2007 – Stereotaxis, Inc. (NASDAQ: STXS) today reported fourth quarter 2006 revenue of $14.0 million, compared to $2.1 million in the fourth quarter of 2005, and total revenue for the year ended December 31, 2006, of $27.2 million compared to $15.0 million of total revenue for the year ended December 31, 2005. Orders for the quarter totaled $16.1 million, a record for the Company, bringing total backlog to $45.3 million as of December 31, 2006.

System revenues were $12.4 million in the 2006 fourth quarter compared to $1.5 million in the fourth quarter of the prior year as a result of a substantial increase in the number of units sold —12 systems in the fourth quarter compared to one system in the fourth quarter of 2005. Disposables, service and accessories revenue increased to $1.6 million from $602,000 reported in the 2005 fourth quarter. Gross profit amounted to $8.2 million, representing a 59 percent gross margin for the 2006 quarter, compared to $811,000, or a 39 percent margin for the 2005 quarter. As of December 31, 2006, Stereotaxis had delivered 66 Niobe systems worldwide.

Fourth quarter operating expenses were $14.7 million, compared to $13.6 million incurred during the fourth quarter of 2005. The increase in operating expenses was primarily attributed to increased headcount and costs in the sales and marketing functions, offset by somewhat lower research and development costs compared to the prior year quarter.

The Company recognized total system revenue of $22.7 million in 2006 versus the $12.8 million recognized in the prior year. The increase in revenue is attributable to the 23 systems delivered in the current year compared to 13 in the prior year. Average system price realized increased approximately 11 percent in the 2006 year compared to 2005. Disposables, service and accessories revenues totaled $4.5 million in the year 2006, approximately twice the $2.3 million recognized in 2005. Operating expenses for the year ended December 31, 2006 totaled $61.0 million compared to $51.3 million in 2005, with the majority of the increase related to expanded sales and marketing activities.

Net loss for the three months ended December 31, 2006, was $6.2 million or $0.18 per share on 34.0 million weighted average shares outstanding, versus a net loss of $13.0 million, or $0.47 per share on 27.4 million weighted average shares outstanding in the prior year quarter. Net loss for the year ended December 31, 2006, was $45.7 million, or $1.39 per share based on 33.0 million weighted average shares outstanding, versus $43.6 million, or $1.60 per share based on 27.3 million weighted average shares outstanding in the prior year.

The Company received $16.1 million of orders for its systems in the fourth quarter of 2006. After adjusting for systems recognized to revenue in the fourth quarter and for two orders removed from the backlog, total purchase orders and other commitments for the Company’s Niobe® systems were approximately $45.3 million at December 31, 2006. The Company does not include orders for disposables, service, or accessories in its backlog data.

In addition, the Company announced the promotion of Michael P. Kaminski to President and Chief Operating Officer, effective today. Bevil Hogg, Chief Executive Officer stated, “In recognition of his contribution to the execution of our operating plans and of his dedication to our success, the Company has appointed Mike Kaminski as President and Chief Operating Officer, effective today. In my continuing role as Chief Executive Officer, I look forward to working with Mike to build on the results we achieved this year and am delighted to further solidify the Stereotaxis management team that has been working extremely well together for several years. Looking forward, we expect that our 2007 revenues will reflect a growth in the range of 90 percent to more than 100 percent over 2006 levels and that our operating expenses will increase only by approximately 15 percent over the prior year.”

To reiterate, Stereotaxis’ sales cycle, similar to other companies selling capital equipment to hospitals, is relatively long and can be subject to lumpiness from quarter to quarter as hospital budget decisions and equipment installation schedules are often subject to last-minute delays. Prudence dictates that investors should anticipate the occasional impact on the Company’s quarterly results of such unexpected delays

Stereotaxis also announced that it has agreed to terms with it primary lending bank to increase its working capital line of credit from $10.0 million to $25.0 million with a maturity of February 2009. Stereotaxis used $3.6 million of cash in operations during the fourth quarter of 2006 and ended the year with cash, cash equivalents and investments of approximately $37.0 million with $1.0 million drawn under the current working capital line of credit. Total term and line of credit debt at 2006 year-end was approximately $2.0 million.

The Company will host a conference call today at 8:30 a.m. Eastern Standard Time to discuss the results for the quarter and year-end. To participate in the conference call, please dial 888.868.9083 (Domestic) or 973.935.8512 (International) a few minutes before 8:30 a.m. EST. A replay of the conference call will be available from 10:30 a.m. EST on February 21, 2007 to 9:30 a.m. EST on February 28, 2007. The replay dial in number is 877.519.4471 (Domestic) or 973.341.3080 (International). The replay pin number is 8437292.

The call will also be available on the Internet live and for 90 days thereafter at the following URL:

http://www.videonewswire.com/event.asp?id=37952

About Stereotaxis

Stereotaxis designs, manufactures and markets an advanced cardiology instrument control system for use in a hospital’s interventional surgical suite to enhance the treatment of arrhythmias and coronary artery disease. The Stereotaxis System is designed to enable physicians to complete more complex interventional procedures by providing image guided delivery of catheters and guidewires through the blood vessels and chambers of the heart to treatment sites. This is achieved using computer-controlled, externally applied magnetic fields that govern the motion of the working tip of the catheter or guidewire, resulting in improved navigation, shorter procedure time and reduced x-ray exposure. The core components of the Stereotaxis system have received regulatory clearance in the U.S., Europe, and Canada.

This press release includes statements that may constitute “forward- looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of its control. In addition, these orders and commitments may be revised, modified or canceled, either by their express terms, as a result of negotiations, or by project changes or delays.

# # #
STEREOTAXIS, INC.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Systems revenue	$12,443,312	$1,503,533	$22,656,092	$12,760,593
Disposables, service and accessories revenue	1,562,268	601,891	4,535,614	2,265,797

Total revenue	14,005,580	2,105,424	27,191,706	15,026,390
Cost of revenue	5,802,811	1,294,461	12,892,749	7,720,706

Gross margin	8,202,769	810,963	14,298,957	7,305,684
Operating expenses:
Research and development	4,547,773	5,235,881	21,794,177	17,829,282
General and administration	4,071,212	3,877,437	16,642,359	14,449,326
Sales and marketing	6,086,065	4,508,935	22,533,882	16,106,621
Royalty settlement	—	—	—	2,923,111

Total operating expenses	14,705,050	13,622,253	60,970,418	51,308,340

Operating loss	(6,502,281)	(12,811,290)	(46,671,461)	(44,002,656)
Interest income	488,344	155,865	2,126,987	949,918
Interest expense	(146,425)	(324,276)	(1,175,296)	(505,097)

Net loss	$(6,160,362)	$(12,979,701)	$(45,719,770)	$(43,557,835)

Net loss per common share:
Basic and diluted	$(0.18)	$(0.47)	$(1.39)	$(1.60)

Weighted average shares used in computing net loss per common share:
Basic and diluted	33,985,126	27,416,375	32,979,403	27,301,822

STEREOTAXIS, INC.
BALANCE SHEETS

	December 31,	December 31,
	2006	2005
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$15,210,493	$3,598,493
Short-term investments	21,773,288	7,137,094
Accounts receivable, net of allowance of $90,716 and $29,576 in 2006 and 2005, respectively	15,280,628	5,897,072
Current portion of long-term receivables	163,362	461,520
Inventories	8,285,825	9,404,792
Prepaid expenses and other current assets	2,580,773	5,128,852

Total current assets	63,294,369	31,627,823
Property and equipment, net	4,130,295	3,078,313
Intangible assets, net	1,544,444	1,677,778
Long-term receivables	—	146,520
Other assets	321,552	127,755

Total assets	$69,290,660	$36,658,189

Liabilities and stockholders’ equity
Current liabilities:
Current maturities of long-term debt	$1,666,666	$1,000,000
Accounts payable	5,555,121	4,866,156
Accrued liabilities	10,025,231	5,648,693
Deferred contract revenue	5,663,553	4,216,255

Total current liabilities	22,910,571	15,731,104
Long term debt, less current maturities	305,556	1,972,222
Long term deferred contract revenue	1,220,174	801,005
Other liabilities	65,367	28,016
Stockholders’ equity:
Preferred stock, par value $0.001; 10,000,000 shares authorized at 2006 and 2005; none outstanding at 2006 and 2005	—	—
Common stock, par value $0.001; 100,000,000 shares authorized at 2006 and 2005; 34,755,397 and 27,873,111 issued at 2006 and 2005, respectively	34,755	27,873
Additional paid-in capital	248,908,918	179,286,575
Deferred Compensation	—	(2,569,760)
Treasury stock, 40,151 and 36,519 shares at 2006 and 2005, respectively	(205,999)	(162,546)
Notes receivable from sales of stock	—	(180,619)
Accumulated deficit	(203,950,839)	(158,231,069)
Accumulated other comprehensive gain/(loss)	2,157	(44,612)

Total stockholders’ equity	44,788,992	18,125,842

Total liabilities and stockholders’ equity	$69,290,660	$36,658,189